Exhibit 99.1

WASTE CONNECTIONS APPOINTS DANIEL L. FLORNESS

TO ITS BOARD OF DIRECTORS

TORONTO, ONTARIO, March 18, 2026 – Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced that Daniel L. Florness has been appointed to its Board of Directors, effective April 1, 2026.

“We are very pleased to welcome Dan to our Board,” said Ronald J. Mittelstaedt, President and Chief Executive Officer. “Dan is an accomplished executive with a wealth of experience in C-suite level leadership roles for a public company. He has intimate knowledge of servant leadership, accounting, marketing and public finance. Dan will be an outstanding addition to our Board.”

Mr. Florness, 62, currently serves as the Chief Executive Officer and a member of the board of directors for Fastenal Company (“Fastenal”), positions he has held since 2016. He previously served as Fastenal’s President and Chief Executive Officer from 2016 to 2024, Executive Vice President and Chief Financial Officer from 2002 to 2015, and Chief Financial Officer from 1996 to 2002. Prior to joining Fastenal, Mr. Florness served in a variety of positions, including Senior Manager, with KPMG LLP from 1986 to 1996. Mr. Florness earned an undergraduate degree in accounting from the University of Wisconsin – River Falls. Mr. Florness has announced his intention to step out of his role as Fastenal’s CEO and resign from its Board effective July 16, 2026.

About Waste Connections

Waste Connections (wasteconnections.com) is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves approximately nine million residential, commercial and industrial customers in mostly exclusive and secondary markets across 46 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S. and Canada, as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation and focused on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety and enhancing employee engagement. Visit wasteconnections.com/sustainability for more information and updates on our progress towards targeted achievement.

CONTACTS:

Mary Anne Whitney / (832) 442-2253	Joe Box / (832) 442-2153
maryannew@wasteconnections.com	joe.box@wasteconnections.com